Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Vice President Finance Virco Mfg. Corporation (310) 533-0474

Virco Announces Second Quarter Results

Torrance, California – September 14, 2012 – Virco Mfg. Corporation (NASDAQ: VIRC) today announced second quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:

While our second quarter revenues continue to reflect an uneven recovery in state and municipal funding for public schools, last year’s restructuring led to significantly improved financial results for the second quarter and first half of fiscal 2012 compared to the same periods in fiscal 2011.

Revenues for the second quarter declined 3.9% from $62,817,000 in the three months ended July 31, 2011 to $60,392,000 in the three months ended July 31, 2012. Revenues for the first half of the year declined 3.5% from $87,073,000 in the first six months ended July 31, 2011 to $84,060,000 for the first six months ended July 31, 2012. Despite these modest revenue declines, net operating efficiencies resulted in significantly improved financial results. Gross profit for the second quarter was up 15.0% from $19,882,000 in the three months ended July 31, 2011 to $22,867,000 in the three months ended July 31, 2012, while expenses were down 9%, from $17,107,000 in the three months ended July 31, 2011 to $15,608,000 in the three months ended July 31, 2012. For the first six months, gross profit was up 11.9% from $26,660,000 in the first six months ended July 31, 2011 to $29,834,000 in the first six months ended July 31, 2012. Expenses were down 6.4% from $29,257,000 in the first six months ended July 31, 2011 to $27,392,000 in the first six months ended July 31, 2012.

As a result of the improvement in net operating efficiencies, net income more than doubled (up 257%) from $2,732,000 in the three months ended July 31, 2011 to $7,053,000 in the three months ended July 31, 2012. Through six months ended July 31, 2012, we’ve earned net income of $2,220,000 compared to last year’s net loss of $2,668,000 for the six months ended July 31, 2011.

Here are our results for the second quarter and six months ended July 31, 2012, and the comparable periods last year:

	Three Months Ended		Six Months Ended
	7/31/2012	7/31/2011	7/31/2012	7/31/2011
	(In thousands, except share data)

Net sales	$60,392	$62,817	$84,060	$87,073
Cost of sales	37,525	42,935	54,226	60,413

Gross profit	22,867	19,882	29,834	26,660
Selling, general administrative & other expense	15,608	17,107	27,392	29,257

Income (loss) before income taxes	7,259	2,775	2,442	(2,597)
Income tax expense	206	43	222	71

Net income (loss)	$7,053	$2,732	$2,220	$(2,668)

Net income (loss) per share - basic (a)	$0.49	$0.19	$0.15	$(0.19)
Weighted average shares outstanding - basic (a)	14,369	14,274	14,333	14,240
Weighted average shares outstanding – diluted	14,395	14,292	14,358	14,240

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	7/31/2012	1/31/2012	7/31/2011
Current assets	$75,837	$45,808	$82,024
Non-current assets	46,810	48,417	49,802
Current liabilities	52,331	26,840	60,362
Non-current liabilities	36,870	36,489	24,202
Stockholders’ equity	33,446	30,896	47,262

As discussed more fully in our Annual Report on Form 10-K for fiscal 2011 (year ended January 31, 2012), last year we implemented a voluntary early retirement program to bring our cost structure back in line with revenues. When combined with normal attrition, this resulted in a 21% reduction in total headcount as we entered fiscal 2012. The reductions were primarily concentrated in manufacturing, and included both direct labor and indirect support positions.

This reduction in staffing supported a planned reduction in total inventories. At the end of the first quarter of this year, inventories were 22% lower than at the same date last year. However, because incoming orders were roughly even with the prior year, this meant that our factories had to be highly productive and flexible to meet the delivery dates and product mix of our second quarter backlog. It was a significant challenge, but our operations teams performed very well.

Using a combination of automation, overtime and temporary labor, factory output increased 18% in the second quarter of fiscal 2011, enabling us to simultaneously satisfy customer demand, maintain inventory discipline and cut operating expenses. At the end of July 2012, total inventories were $37,684,000 compared to $43,509,000 last year, a reduction of 13%.

During the current year, we have been operating in an environment of relatively stable commodity costs. Last year’s results were adversely affected by 25% spikes in two of our most important raw materials—steel and plastic resin—at the beginning of the second quarter of fiscal 2011. This year’s more stable costs have enabled us to retain the financial benefits of last year’s restructuring. The difference is most visible in the net income comparison for the second quarter, which bears the full weight of our seasonal business cycle.

During the last decade, many other manufacturers moved their operations offshore in an effort to reduce product costs. Over this same period, we elected instead to invest in automation, new products, and new service technologies rather than closing our domestic factories. We believe this approach may finally be yielding the financial performance benefits originally envisioned. Specifically, the shorter, better controlled supply chains of our own domestic factories allow us to offer a wider range of product choices with shorter lead times to support the rapidly-evolving environments of 21st Century campuses and classrooms. This responsiveness is further supported by our own direct sales and service force, which isn’t constrained by the short-term concerns and multiple linkages of extended supply chain/distribution models.

Our commitment to produce and deliver outstanding furniture and equipment starts with quality raw materials and includes rigorous regulatory compliance, careful craftsmanship, and dependable warranties. Manufacturers with extended supply chains can be tempted to point the finger and blame shortcomings on one or more links in the chain. At Virco, we take direct responsibility for our own tangible products as well as the less tangible but essential follow-through services.

Labor Day is the traditional end of our summer delivery season. In the four months of June though September, we usually ship more than half our total annual revenue. As this report was being written we had concluded a successful August that mirrored the improvements of the second quarter. Although we won’t report officially on August until our third quarter report in December 2012, it seems appropriate during this crucial turnaround year to give stockholders a sense of how the summer’s results influence our thinking about the future.

First, we caution that publicly-funded entities continue to suffer serious budget challenges. Reduced tax revenues and structural spending deficits have proven difficult to correct, with the result that many of our largest and most stable public school customers have been forced to reduce their day-to-day expenditures for replacement furniture. As noted in several of our recent Annual Reports, this reduction has been partially offset by highly localized pockets of strength in bond-funded new school construction and the international sector. Despite these shifts in composition, our order rates through late summer 2012 have remained roughly even with order rates over the same period in 2011. We certainly hope this stability will persist through fiscal 2012, but given the many uncertainties of public funding, we can’t guarantee it.

Second, this year’s stable raw material costs may not be permanent. Along with increased volatility in our own order cycle, the last few years have been marked by unusual volatility in the cost (and supply) of raw materials. Whether or not this volatility was a consequence of the uneven balancing-out of the global supply chain, or whether it’s the ‘new normal,’ we can’t say.

Third, the restructuring expenses in last year’s third and fourth quarters won’t be repeated this year. We therefore believe our year-to-date operating efficiencies as reflected in the first half results should now be relatively fixed. We remind stockholders, however, that due to the intense seasonality of our business, the lower revenues in our first and fourth quarters typically generate operating losses for those periods, so straight-line extrapolations of year-to-date results may be misleading.

Given these cautions, we believe we are well positioned for the foreseeable future. As the risk of extended supply chains become more evident to suppliers and customers alike, our modern but almost-fully-depreciated domestic factories seem likely to offer consistent advantages in quality, choice, and reliability. We intend to emphasize and profit from these advantages as we work with educators to equip the learning environments of the future.

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; economic conditions; the educational furniture industry; international markets; product sourcing; raw material costs; state and municipal bond funding; order rates; operating efficiencies; supply chains; the Company’s domestic factors; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the competitive landscape, including responses of our competitors to changes in our prices. See our Annual Report on Form 10-K for the year ended January 31, 2012, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of filing